SHAREHOLDER SERVICES AGREEMENT

         THIS AGREEMENT made as of the first day of March, 1999, by and between Firstar Stellar Funds and its individual series listed on Exhibit 1, as may be amended from time to time, having their principal office and place of business at Firstar Mutual Funds Services, LLC, 615 East Michigan Street, Milwaukee, Wisconsin 53202 and who have approved a Shareholder Services Plan (the "Plan") and this form of Agreement (individually referred to herein as a "Fund" and collectively as "Funds") and Firstar Bank, N.A., a national association having its principal office and place of business at 425 Walnut Street, Cincinnati, Ohio 45202 ("Firstar Bank").

         1. The Funds hereby appoint Firstar Bank to render or cause to be rendered personal services to shareholders of the Funds and/or the maintenance of accounts of shareholders of the Funds ("Services"). In addition to providing Services directly to shareholders of the Funds, Firstar Bank is hereby appointed the Funds' agent to select, negotiate and subcontract for the performance of Services. Firstar Bank hereby accepts such appointments. Firstar Bank agrees to provide or cause to be provided Services that, in its best judgment (subject to supervision and control of the Funds' Boards of Trustees), are necessary or desirable for shareholders of the Funds. Firstar Bank further agrees to provide the Funds, upon request, a written description of the Services, which Firstar Bank is providing hereunder.

         2. During the term of this Agreement, each Fund will pay Firstar Bank and Firstar Bank agrees to accept as full compensation for its services rendered hereunder a fee at an annual rate, calculated daily and payable monthly, up to 0.25% of 1% of average net assets of each Fund.

         For the payment period in which this Agreement becomes effective or terminates with respect to any Fund, there shall be an appropriate proration of the monthly fee on the basis of the number of days that this Agreement is in effect with respect to such Fund during the month. To enable the Funds to comply with an applicable exemptive order, Firstar Bank represents that the fees received pursuant to this Agreement will be disclosed to and authorized by any person or entity receiving Services, and will not result in an excessive fee to Firstar Bank.

         3. This Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year only if the form of this Agreement is approved at least annually by the Board of each Fund, including a majority of the members of the Board of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Fund's Plan or in any related documents to the Plan ("Independent Board Members") cast in person at a meeting called for that purpose.

         4. Notwithstanding paragraph 3, this Agreement may be terminated as follows:

                  (a) at any time, without the payment of any penalty, by the vote of a majority of the Independent Board Members of any Fund or by a vote of a majority of the outstanding voting securities of any Fund as defined in the Investment Company Act of 1940 on 60 days' written notice to the parties to this Agreement;

                  (b) automatically in the event of the Agreement's assignment as defined in the Investment Company Act of 1940; and

                  (c) by any party to the Agreement without cause by giving the other party at least 60 days' written notice of its intention to terminate.

         5. Firstar Bank agrees to obtain any taxpayer identification number certification from each shareholder of the Funds to which it provides Services that is required under Section 3406 of the Internal Revenue Code, and any applicable Treasury regulations, and to provide each Fund or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.

         6. Firstar Bank shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Firstar Bank shall be entitled to rely on and may act upon advice of counsel (who may be counsel for such Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though also an officer, trustee, partner, employee or agent of Firstar Bank, who may be or become a member of such Fund's Board, officer, employee or agent of any Fund, shall be deemed, when rendering services to such Fund or acting on any business of such Fund other than services or business in connection with the duties of Firstar Bank hereunder) to be rendering such services to or acting solely for such Fund and not as an officer, trustee, partner, employee or agent or one under the control or direction of Firstar Bank even though paid by Firstar Bank.

         This Section 6 shall survive termination of this Agreement.

         7. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

         8. Firstar Bank is expressly put on notice of the limitation of liability as set forth in the Declaration of Trust of each Fund that is a Massachusetts business trust and agrees that the obligations assumed by each such Fund pursuant to this Agreement shall be limited in any case to such Fund and its assets and that Firstar Bank shall not seek satisfaction of any such obligations from the shareholders of such Fund, the Trustees, Officers, Employees or Agents of such Fund, or any of them.

         9. The execution and delivery of this Agreement have been authorized by the Trustees of Firstar Bank and signed by an authorized officer of Firstar Bank, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of Firstar Bank, but bind only the trust property of Firstar Bank as provided in the Declaration of Trust of Firstar Bank.

         10. Notices of any kind to be given hereunder shall be in writing (including facsimile communication) and shall be duly given if delivered to any Fund and to such Fund at the following address: Firstar Mutual Fund Services, LLC, 615 East Michigan Street, Milwaukee, Wisconsin 53202.

         11. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Section 3 and 4, hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Wisconsin law; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940 or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

         12. This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

         13. This Agreement shall not be assigned by any party without the prior written consent of Firstar Bank in the case of assignment by any Fund, or of the Funds in the case of assignment by Firstar Bank, except that any party may assign to a successor all of or a substantial portion of its business to a party controlling, controlled by, or under common control with such party. Nothing in this Section 13 shall prevent Firstar Bank from delegating its responsibilities to another entity to the extent provided herein.

         Dated as of the day and year first above written.

                       Firstar Stellar Funds

                       By:____________________________

                       Title:_________________________

                       Firstar Bank, N.A.

                       By:____________________________

                       Title:_________________________



                              FIRSTAR STELLAR FUNDS
                                  EXHIBIT 1 TO
                         SHAREHOLDER SERVICES AGREEMENT

                                                MAXIMUM CONTRACTUAL FEES:

Capital Appreciation Fund           A Shares                0.25% of ADNA
                                    B Shares                0.25% of ADNA

Growth Equity Fund                  A Shares                0.25% of ADNA
                                    B Shares                0.25% of ADNA
                                    Y Shares                0.25% of ADNA

Relative Value Fund                 A Shares                0.25% of ADNA
                                    B Shares                0.25% of ADNA
                                    Y Shares                0.25% of ADNA

Strategic Income Fund               A Shares                0.25% of ADNA
                                    B Shares                0.25% of ADNA

Tax-Free Money Market Fund          C Shares                0.25% of ADNA

Treasury Fund                       C Shares                0.25% of ADNA
                                    Y Shares                0.25% of ADNA

U.S. Government Income Fund         A Shares                0.25% of ADNA
                                    B Shares                0.25% of ADNA

Stellar Fund                        A Shares                0.25% of ADNA
                                    B Shares                0.25% of ADNA
                                    Y Shares                0.25% of ADNA

Stellar Insured Tax-Free Bond Fund  A Shares                0.25% of ADNA
                                    B Shares                0.25% of ADNA

International Equity Fund           A Shares                0.25% of ADNA
                                    B Shares                0.25% of ADNA

Ohio Tax-Free Money Market Fund     C Shares                0.25% of ADNA

Science & Technology Fund           A Shares                0.25% of ADNA
                                    B Shares                0.25% of ADNA
                                    Y Shares                0.25% of ADNA

ADNA = Average daily net assets